Exhibit 99.1

Digital Ally, Inc. Partners With Trust Think Products to Provide Protection and Combat the COVID-19 Pandemic for First Responders

Digital Ally to Provide First Responders With Hospital Grade Disinfectant

Lenexa, KS | April 6, 2020

Digital Ally, Inc. (NASDAQ: DGLY), which develops, manufactures and markets advanced video recording products for law enforcement, emergency management, fleet safety and security, today announced it has partnered with Trust Think Products, LLC a De Soto, KS-based company that is the exclusive distributor of the Danolyte® disinfectant. Danolyte, is a one-step disinfectant cleaner designed for cleaning and disinfecting hard, non-porous environmental surfaces in health-care facilities. Danolyte has demonstrated effectiveness against viruses similar to SARS-CoV-2 on hard porous and/or non-porous surfaces and has been listed on the EPA’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes the novel COVID-19 disease also known as the coronavirus. Additional information can be found by clicking here.

Danolyte disinfectant is a powerful antimicrobial fluid for use across a broad spectrum of applications, yet gentle enough for use on baby toys. The Danolyte disinfectant offers disinfection, sanitizing and deodorizing solutions for many industries other than first responders including water treatment, agriculture, oil and gas, healthcare, education, and food service/processing. It has been shown effective over many years of use and is effective over a broad range of viruses and bacteria such as the coronavirus, MRSA, HIV, Listeria, Influenza A, Hepatitis C and Salmonella among many others.

In response to the coronavirus pandemic the two companies have partnered to provide first responders with the Danolyte to disinfect workspaces like patrol vehicles, ambulances and other surfaces with no harsh chemicals, harsh fumes, or chemical residuals.

Stan Ross, CEO of Digital Ally, Inc., stated “Amid the coronavirus pandemic, we have partnered with Trust Think Products to provide first responders with vital disinfecting products that they can trust to provide defenses against the spread of the coronavirus disease as well as many others. The ultimate goal is to use our existing relationships to provide first-responders and others with the safest working space possible during this time and we are confident this partnership will help achieve this goal,” concluded Mr. Ross.

Joe Bisogno, CEO Trust Think Products, stated “With over 15 years of working with first responders, including EMS, taxi-cab, hospital paratransit, law enforcement officers as well as many commercial fleets, Digital Ally will be able to help expedite distribution of the highly effective cleaning solution needed to eliminate the coronavirus among many other viruses and bacteria. We are excited to work with such a respected company in Digital Ally, Inc.,” concluded Bisogno.

Customers are encouraged to visit the Company website at www.digitalallyinc.com, or contact the Company at 800-440-4947 to obtain further information and to order the Danolyte product.

Digital Ally Fourth Quarter and Year-End Operating Results Conference Call

Digital Ally will host an investor conference call on Monday, April 6, 2020 at 11:15 a.m. eastern time to discuss its operating results for fourth quarter and the year ended December 31, 2019. Shareholders and other interested parties may participate in the conference call by dialing (844) 761-0863 and entering conference ID #3474957 a few minutes before 11:15 a.m. Eastern on Monday, April 6, 2020.

About Digital Ally

Digital Ally®, headquartered in Lenexa, KS, specializes in the design and manufacturing of the highest quality video recording equipment and video analytic software. Digital Ally pushes the boundaries of technology in industries such as law enforcement, emergency management, fleet safety and security. Digital Ally’s complete product solutions include vehicle and body cameras, flexible software storage, and automatic recording technology. These products work seamlessly together and are simple to install and operate. Digital Ally products are sold by domestic direct sales representatives and international distributors worldwide.

About Think Trust, Inc.

Trust Think, Inc. located in Desoto, KS, collaborates with scientists, researchers, doctors and veterinarians to develop and distribute all-natural products designed to improve the health and well-being of people, pets, livestock and wildlife.

Contact Information

Stanton Ross, CEO

Tom Heckman, CFO

Digital Ally, Inc

913-814-7774

info@digitalallyinc.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will effectively manage the disruptions to its supply chain and business activities caused by the coronavirus including when it will cease to impact our business and the results of our operations; whether the Company will be able to effectively market and distribute the Danolyte® product to its first-responder and other customers; whether the Company can acquire the Danolyte® product in the quantities and timing necessary to serve its customers; whether the Company will be able to distribute the Danolyte® product in a cost-effective, profitable manner; whether the Danolyte® will be proven effective against the coronavirus as claimed by its manufacturer; whether the Company will be able to maintain or expand its share of the markets in which it competes with the new EVO-HD; whether and the extent to which customers will accept the new platform of products being developed with the EVO-HD system with the Company’s VuLink® technology; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters and whether the Company will be successful in its patent infringement litigation with Axon Enterprises, Inc. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2019, which will be filed with the Securities and Exchange Commission on or about April 6, 2020.